Exhibit 21

A.P. Woodson Company—District of Columbia
Marex Corporation—Maryland
Maxwhale Corp.—Minnesota
Meenan Oil Co., Inc.—Delaware
Meenan Oil Co., L.P.—Delaware
Ohio Gas & Appliance Company—Ohio
Ortep of Connecticut, Inc.—Connecticut
Ortep of Pennsylvania, Inc.—Pennsylvania
Petro Holdings, Inc.—Minnesota
Petro Plumbing Corporation—New Jersey
Petro, Inc.—Delaware
Petroleum Heat and Power Co., Inc.—Minnesota
Region Oil Plumbing, Heating and Cooling Co., Inc.—New Jersey
Star Gas Corporation—Delaware
Star Gas Propane, L.P.—Delaware
Star/Petro, Inc.—Minnesota
Stellar Propane Service Corp.—New York
SyLuba, Inc.—New York
TG&E Service Company, Inc.—Florida
Total Gas & Electric, Inc.—Florida
Total Gas & Electricity (PA), Inc.—Florida